Exhibit 99.1

Media Contacts: Kabira Hatland Coors Brewing Company 303-277-5805 kabira.hatland@coors.com Doug Robotham Trust for Public Land 303-929-4199 doug.robotham@tpl.org

Coors to Sell Land on South Table Mountain and Donate Funds
to Complete its Public Protection

730 Acres of South Table Mountain to be protected as nature preserve and outdoor recreation destination

Golden, Colo. (November 10, 2004) - Coors Brewing Company today announced that it has entered into a contract to sell its land holdings on South Table Mountain in Golden, Colo. to the Trust for Public Land (TPL), a national non-profit land conservation organization.  It is anticipated TPL will purchase the property, which totals about 730 acres, from Coors and will then convey the land to the Jefferson County Open Space Program for permanent public protection and enjoyment.  Coors also intends to make charitable donations as a part of the overall transaction to TPL to support its ongoing conservation programs across the state and to Jeffco Open Space Foundation, Inc. for the future protection of the South Table Mountain property.

“Coors is committed to preserving the natural resources around us and we’re proud to honor our commitment to the environment in this way,” said Sam Walker, group vice president of corporate affairs for Coors Brewing Company. “This potential land transfer ensures that individuals and families will be able to enjoy outdoor activities and observe the beauty of South Table Mountain for generations to come.  I particularly want to applaud the leadership of outgoing County Commissioner Michelle Lawrence, whose dedication and vision were integral to this great conservation success.  We have made substantial progress towards completing this transaction.  However, several hurdles regarding due diligence and funding remain to be resolved in the next few weeks.”

The Coors Brewing Company property comprises well over half of the remaining privately owned land on South Table Mountain that has been prioritized for public acquisition and protection.  Presently over 790 acres of the mesa have been preserved by Open Space in fee acquisition and conservation easements.  The current South Table Mountain effort follows on the heels of Jefferson County’s purchase of 200 acres from Coors in 2000 – property that is now part of the Wheat Ridge Greenbelt.

TPL, which has purchased and protected other distinctive properties along the Front Range Mountain Backdrop such as Green Mountain and Roxborough State Park, facilitated the conservation sale.  “As the nation’s leading private land conservation organization working to preserve parks and natural lands within and close to our most populated cities, the Trust for Public Land is proud to have been able to work with Coors Brewing Company and Jefferson County to conserve this remarkable tract of land and create a legacy for generations to come,” said Doug Robotham, director of TPL’s Colorado office.  “Since the early 1980s, TPL has been working to protect lands that comprise our Front Range Mountain Backdrop, and South Table Mountain has long been a high priority.  It’s been an honor to work with the capable people at Coors, who have shown that they can accomplish a tremendous public benefit while still meeting their fiduciary obligations to their shareholders.”

The parties anticipate that the transfer of the land to TPL and, ultimately, to the Jefferson County Open Space Division will occur by mid-December, once county approval processes are completed.  These entail approvals by the County Open Space Advisory Committee at a special 7:00 p.m. meeting Thursday, November 11, 2004 and the Jefferson County Commissioners, which are scheduled to vote on the project at their November 16, 2004 regular meeting.  It is anticipated TPL will purchase the land and convey it to the Jefferson County Open Space for $10 million.

Jefferson County officials note that the purchase of the property has not concluded and the lands are not available for public use at this time.

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About Coors Brewing Company

Founded in 1873, Coors Brewing Company is the third-largest U.S. brewer and the eighth-largest brewer in the world.  Coors sells its products in North America, Latin America, Europe, and Asia.  Coors’ brands include Coors, Coors Light, Aspen Edge, Killian’s Irish Red, Blue Moon, Zima XXX, Keystone, and Extra Gold.  For more information on Coors Brewing Company, go to www.coors.com.

About Trust for Public Land
The Trust for Public Land (www.tpl.org), a national nonprofit organization, conserves land for people to enjoy as parks, gardens, and other natural places, ensuring livable communities for generations to come. Since 1972, TPL has protected more than 1.9 million acres nationwide with a value of more than $3 billion. TPL depends on the support of individuals, foundations and businesses to achieve its “land for people” conservation mission. In Colorado, TPL has worked with private landowners, community groups and public agencies to protect almost 75,000 acres of the state’s commonwealth of parks and natural lands.